NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

GLEN BURNIE BANCORP RELEASES 3Q EARNINGS

GLEN BURNIE, MD (October 31, 2008) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the third quarter.

The company realized a net loss of $2,118,000 or $0.71 basic loss per share in the quarter ended September 30, 2008 compared to net income of $785,000 or $0.26 basic earnings per share for the same three-month period in 2007. This loss is a direct result of the government intervention into Fannie Mae and Freddie Mac. For the nine months ending September 30, 2008, net losses were $978,000 or $0.33 basic loss per share as compared to net income of $2,082,000 or $0.70 basic earnings per share for the same period in 2007.

Despite the loss the bank achieved the following highlights:
•	16.16% increase in year to date loans
•	6.32% increase in year to date deposits
•	10.27% Tier 1 leveraged ratio, FDIC required level of 4.0%

“As we previously reported in a Press Release dated September 10, 2008, the losses incurred were a result of actions taken by the government in relation to Fannie Mae and Freddie Mac which affected our securities portfolio. In the fourth quarter we will recognize a tax credit of $1,110,000. Had the Emergency Economic Stabilization Act of 2008 been enacted during the third quarter of 2008 the company would have recognized $132,000 in net income in the nine month period ending September 30, 2008.” commented Michael G. Livingston, President and Chief Executive Officer. “The company continues to have strong core earnings and remains extremely well capitalized.”

Total interest income for the quarter ending September 30, 2008 was $4,667,000 as compared to $4,476,000 for the same period in 2007. Total interest income was $13,572,000 for the nine months ending September 30, 2008 as compared to $13,350,000 for the same period in 2007. For the three month period ending September 30, 2008, net interest income after provision for credit losses was $2,882,000 as compared to $3,035,000 for the same period in 2007. For the nine months ending September 30, 2008 net interest income after provision for credit losses was $8,533,000 as compared to $8,835,000 for the same period in 2007.

On October 6, 2008, Glen Burnie Bancorp paid its 64th consecutive dividend to shareholders of record at the close of business on September 26, 2008.

The Bank of Glen Burnie has been awarded a 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for the past 26 consecutive quarters. This distinction denotes the highest level of strength, safety and performance measured by Bauer and is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie, currently maintains consolidated assets totaling more than $329 million. Founded in 1949, The Bank of Glen Burnie ® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (www.thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(unaudited)
	September	December
	30, 2008	31, 2007
Assets

Cash and due from banks	$9,228	$8,221
Interest bearing deposits	8,938	5,847
Federal funds sold	52	727
Investment securities	61,924	77,866
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	232,034	199,753
Premises and equipment at cost, net of accumulated depreciation	3,129	3,088
Other real estate owned	600	50
Other assets	13,198	11,567
Total assets	$329,258	$307,274

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$268,895	$252,917
Short-term borrowings	350	503
Long-term borrowings	27,081	17,107
Junior subordinated debentures owed to unconsolidated subsidiary trust	5,155	5,155
Other liabilities	1,722	1,856
Total liabilities	303,203	277,538

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding September 30, 2008 2,968,462 shares; December 31, 2007 2,498,465 shares	2,968	2,499
Surplus	11,577	11,921
Retained earnings	13,194	15,750
Accumulated other comprehensive loss, net of tax benefits	(1,684)	(434)
Total stockholders' equity	26,055	29,736

Total liabilities and stockholders' equity	$329,258	$307,274

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Interest income on
Loans, including fees	$3,780	$3,411	$10,642	$9,833
U.S. Treasury and U.S. Government agency securities	455	604	1,572	1,997
State and municipal se1curities	353	338	1,073	1,114
Other	79	123	285	406
Total interest income	4,667	4,476	13,572	13,350

Interest expense on
Deposits	1,141	1,146	3,522	3,651
Junior subordinated debentures	137	137	410	410
Long-term borrowings	235	106	611	317
Short-term borrowings	33	52	50	87
Total interest expense	1,546	1,441	4,593	4,465

Net interest income	3,121	3,035	8,979	8,885

Provision for credit losses	239	0	446	50

Net interest income after provision for credit losses	2,882	3,035	8,533	8,835

Other income
Service charges on deposit accounts	181	205	554	604
Other fees and commissions	237	249	652	690
Other non-interest income	(14)	4	(11)	13
Income on life insurance	67	66	203	198
Gains on investment securities	86	115	141	120
Total other income	557	639	1,539	1,625

Other expenses
Salaries and employee benefits	1,608	1,575	4,784	4,743
Occupancy	220	221	676	670
Impairment of securities	2,816	0	2,816	0
Other expenses	710	829	2,343	2,410
Total other expenses	5,354	2,625	10,619	7,823

(Loss) income before income taxes	(1,915)	1,049	(547)	2,637

Income tax expense	203	264	431	555

Net (loss) income	$(2,118)	$785	$(978)	$2,082

Net (loss) income per share of common stock	$(0.71)	$0.26	$(0.33)	$0.70

Weighted-average shares of common stock outstanding	2,972,016	2,990,105	2,985,757	2,987,349